EXHIBIT 99.1

Anaren Reports 3rd Quarter Results

SYRACUSE, N.Y., April 27, 2011 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2011 third quarter ended March 31, 2011 of $44.0 million, up 4.3% from $42.2 million for the third quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the third quarter of fiscal 2011 was $3.4 million, or $0.23 per diluted share, down 25.5% from $4.6 million, or $0.32 per diluted share for the third quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.28 for the third quarter of fiscal 2011, down 26.3% compared to non-GAAP earnings per share of $0.38 for the third quarter of fiscal 2010.

GAAP operating income for the third quarter of fiscal 2011 was $4.3 million, or 9.7% of net sales, down 19.4% from $5.3 million, or 12.6% of net sales for the third quarter of last year. Non-GAAP operating income for the third quarter of fiscal 2011, which excludes non-cash equity based compensation and acquisition related intangible amortization, was $5.6 million, or 12.8% of net sales, down 15.9% from $6.7 million, or 15.9% of net sales for the third quarter of fiscal 2010.

Income taxes for the third quarter of fiscal 2011 were $0.9 million, representing an effective tax rate of 21.4%. This compares to income tax expense of $0.7 million for the third quarter of fiscal 2010, representing an effective tax rate of 13.4%. The projected effective tax rate for fiscal 2011 is expected to be approximately 29.5%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "Strong demand for our standard component products in the Wireless Group continued throughout the third quarter driving the increase in net sales. Profit margins for the quarter declined more than anticipated largely due to increased R&D spending, Wireless standard product price reductions that became effective in January, and a generally unfavorable product mix in the Space & Defense Group. "

Net sales for the first nine months ended March 31, 2011 were $132.0 million, up 6.8% from net sales of $123.5 million for the first nine months of last year. GAAP net income for the first nine months of fiscal 2011 was $12.2 million, or $0.83 per diluted share, compared to $9.9 million, or $0.68 per diluted share for the first nine months of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $1.01 for the first nine months of fiscal 2011 compared to non-GAAP diluted earnings per share of $0.84 for the first nine months of fiscal 2010.

During the third quarter of fiscal 2011, the Company generated $7.8 million in operating cash flow compared to $8.4 million in the third quarter of fiscal 2010. In the current quarter the Company expended $1.9 million for capital additions. Cash, cash equivalents and marketable debt securities at March 31, 2011 were $77.7 million, up $6.5 million from $71.2 million at December 31, 2010.

Wireless Group

Wireless Group net sales for the quarter were $15.2 million, up 6.7% from the third quarter of fiscal 2010, driven by continuing strong demand for standard component products for basestation and satellite television applications.

Robust demand for consumer and infrastructure standard components continued throughout the quarter and our customers are forecasting strong demand for the remainder of the calendar year. During the quarter we experienced a continuing shift in demand to fourth generation (4G) basestation applications where our new products have increased our dollar content per basestation.

New product investments for the quarter continued to be focused on the expansion of the Xinger III, consumer component and high power resistor product lines. In addition, development of the low power wireless Anaren Integrated Radio (AIR) module product line continues and drove much of the increased Wireless Group R&D spending in the quarter.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Richardson, and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $28.8 million, up 3.1% from the third quarter of fiscal 2010.  An unfavorable sales mix, largely due to new product production start-ups and engineering development programs resulted in lower gross margins for the current quarter. Additionally, aggressive hiring of new engineering talent in December and January in anticipation of two new satellite development contracts, resulted in increased R&D spending when we experienced delays in finalizing those contracts which negatively impacted our profitability for the quarter.

 New orders for the quarter totaled $42.6 million and included contracts for ground based radar, shipborne jamming and numerous satellite applications. During the quarter the Group finalized a contract valued at approximately $24.0 million from Thales-Alenia-Space (France) for development and production of integrated beamforming assemblies that will be deployed on the IridiumNEXT satellite payload. Revenue from this contract will be recognized over approximately six years. Space & Defense Group order backlog at March 31, 2011 was $88.0 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon and Northrop Grumman.

AML Acquisition

On April 13, 2011, the Company entered into a Termination Agreement with AML Communications, Inc. (AML) to terminate the Agreement and Plan of Merger dated February 13, 2011 (the Merger Agreement). The termination of the Merger Agreement was due to AML's delivery of a Recommendation Change Notice indicating that AML's Board of Directors intended to withdraw its recommendation of the Company's acquisition. The Company, pursuant to the Termination Agreement, was paid a termination fee in the amount of $0.6 million and reimbursed $0.2 million for expenses related to the terminated transaction in the fourth quarter of fiscal 2011.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the fourth quarter of fiscal 2011, we anticipate comparable sales for the Space & Defense Group and an increase in sales for the Wireless Group compared to third quarter levels. As a result, we expect net sales to be in the range of $42 to $46 million.  We expect GAAP earnings per diluted share absent the effect of any one-time events, to be in the range of $0.23 - $0.28, using an anticipated tax rate of approximately 29.5% and inclusive of approximately $0.05 to $0.06 per share related to expected non-cash equity based compensation expense and amortization of intangibles. Non-GAAP earnings per diluted share are expected to be in the range of $0.28 to $0.33 for the fourth quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to the unanticipated loss of key management or technical employees and an impairment of goodwill which increased as the result of the Company's two acquisitions in fiscal 2009. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands, particularly in our Wireless Group; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules and weight limitations, particularly in connection with certain Space & Defense Group contracts; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of Original Equipment Manufacturer customers, reliance on key component suppliers and the increasingly difficult ability to timely procure necessary quantities of raw materials, unpredictable difficulties or delays in the development of new products particularly the Wireless Group's Xinger III, high power resistor, and AIR product lines; the expected need to relocate the Company's Suzhou, China facility in calendar year 2011 due to the expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; the possibility that the Company may not be able to recruit sufficient number of RF engineers and other technical personnel; unanticipated impairments of assets including investment values; declines in defense budgets or diversion of defense spending away from the Company's products and or technologies; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2010 Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Wednesday, April 27 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning April 27, 2011 through midnight May 3, 2011. To listen to the replay, interested parties may dial in the U.S. at 1-800-642-1687 and International at 1-706-645-9291. The access code is 59610637. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Sales	$ 44,015	$ 42,181	$ 131,997	$ 123,537

Cost of sales	27,928	25,356	81,983	77,743
Gross profit	16,087	16,825	50,014	45,794
	36.5%	39.9%	37.9%	37.1%
Operating expenses:
Marketing	2,622	2,407	7,617	7,006
Research and development	4,656	3,999	12,024	11,140
General and administration	4,521	5,096	14,384	14,218
Total operating expenses	11,799	11,502	34,025	32,364

Operating income	4,288	5,323	15,989	13,430
	9.7%	12.6%	12.1%	10.9%
Other income (expense):
Other income, primarily interest	139	75	436	288
Interest expense	(104)	(129)	(393)	(451)
Total other income (expense)	35	(54)	43	(163)

Income before income tax expense	4,323	5,269	16,032	13,267
Income tax expense	925	708	3,875	3,328
Net income	$ 3,398	$ 4,561	$ 12,157	$ 9,939
	7.7%	10.8%	9.2%	8.0%

Earnings per share:
Basic	$ 0.24	$ 0.33	$ 0.87	$ 0.71
Diluted	$ 0.23	$ 0.32	$ 0.83	$ 0.68

Weighted average common shares outstanding:
Basic	14,123	13,919	13,973	14,083
Diluted	14,994	14,328	14,712	14,595

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31, 2011	June 30, 2010

Assets:
Cash, cash equivalents and short-term investments	$ 65,116	$ 52,855
Receivables, less allowances	28,547	29,124
Inventories	36,262	31,361
Prepaid expenses and other current assets	5,055	4,871
Total current assets	134,980	118,211

Securities available-for-sale	--	1,051
Securities held to maturity	12,563	19,756
Property, plant, and equipment, net	48,178	48,711
Other assets	1,634	1,031
Goodwill	42,435	42,435
Other intangibles, net of accumulated amortization	9,259	10,153
Total assets	$ 249,049	$ 241,348

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ 10,000	$ 10,000
Accounts payable	9,516	9,271
Accrued expenses	5,848	5,661
Customer advance payments	45	888
Other liabilities	2,302	2,920
Total current liabilities	27,711	28,740

Long-term debt obligation	20,000	30,000
Other non-current liabilities	9,411	9,682
Total liabilities	57,122	68,422

Stockholders' Equity:
Common stock and additional paid-in capital	213,419	206,478
Retained earnings	130,268	118,111
Accumulated other comprehensive loss	(2,017)	(2,813)
Less: cost of treasury shares	(149,743)	(148,850)
Total stockholders' equity	191,927	172,926

Total liabilities and stockholders' equity	$ 249,049	$ 241,348

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Sales	$ 44,015	$ 42,181	$ 131,997	$ 123,537

GAAP gross profit	$ 16,087	$ 16,825	$ 50,014	$ 45,794
Equity-based compensation expense (1)	221	199	551	395
Amortization of intangibles (2)	39	39	117	117
Non-GAAP gross profit	$ 16,347	$ 17,063	$ 50,682	$ 46,306
% of sales	37.1%	40.5%	38.4%	37.5%

GAAP operating income	$ 4,288	$ 5,323	$ 15,989	$ 13,430
Equity-based compensation expense (1)	1,051	1,081	3,215	2,703
Amortization of intangibles (2)	298	298	894	894
Non-GAAP operating income	$ 5,637	$ 6,702	$ 20,098	$ 17,027
% of sales	12.8%	15.9%	15.2%	13.8%

GAAP net income	$ 3,398	$ 4,561	$ 12,157	$ 9,939
Equity-based compensation expense (1)	1,051	1,081	3,215	2,703
Amortization of intangibles (2)	298	298	894	894
Tax effect	(486)	(496)	(1,479)	(1,295)
Non-GAAP net income	$ 4,261	$ 5,444	$ 14,787	$ 12,241
% of sales	9.7%	12.9%	11.2%	9.9%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.23	$ 0.32	$ 0.83	$ 0.68
Equity-based compensation expense (1)	0.07	0.08	0.22	0.19
Amortization of intangibles (2)	0.02	0.02	0.06	0.06
Tax adjustments	(0.04)	(0.04)	(0.10)	(0.09)
Non-GAAP diluted earnings per share	$ 0.28	$ 0.38	$ 1.01	$ 0.84

Weighted average common shares outstanding
Diluted	14,994	14,328	14,712	14,595

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three and nine months ended
March 31, 2011 and 2010.

The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related intangible asset amortization by expense category.

	Three Months Ended March 31, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 221	$ 39	$ 260
Marketing	71	--	71
Research and development	114	--	114
General and administrative	645	259	904
	$ 1,051	$ 298	$ 1,349

	Nine Months Ended March 31, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 551	$ 117	$ 668
Marketing	194	--	194
Research and development	419	--	419
General and administrative	2,051	777	2,828
	$ 3,215	$ 894	$ 4,109

	Three Months Ended March 31, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 199	$ 39	$ 238
Marketing	65	--	65
Research and development	166	--	166
General and administrative	651	259	910
	$ 1,081	$ 298	$ 1,379

	Nine Months Ended March 31, 2010
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 395	$ 117	$ 512
Marketing	171	--	171
Research and development	526	--	526
General and administrative	1,611	777	2,388
	$ 2,703	$ 894	$ 3,597

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended	Nine months ended
	March 31, 2011	March 31, 2011
Cash flows from operating activities:
Net income	$ 3,398	$ 12,157

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,953	6,146
Amortization	474	1,446
Deferred income taxes	(318)	(352)
Equity-based compensation	1,051	3,215
Receivables	(1,836)	577
Inventories	(1,077)	(4,913)
Accounts payable	2,265	246
Other assets and liabilities	1,882	(1,980)
Net cash provided by operating activities	7,792	16,542

Cash flows from investing activities:
Capital expenditures	(1,900)	(5,612)
Net maturities of marketable debt securities	500	2,454
Net cash used in investing activities	(1,400)	(3,158)

Cash flows from financing activities:
Payments on note payable	--	(10,000)
Proceeds from stock options	660	3,555
Excess tax benefit from exercise of stock options	5	183
Purchase of treasury stock	(8)	(894)
Net cash provided by (used in) financing activities	657	(7,156)

Effect of exchange rates on cash	75	406

Net increase in cash and cash equivalents	$ 7,124	$ 6,634

Cash and cash equivalents at beginning of period	$ 50,031	$ 50,521

Cash and cash equivalents at end of period	$ 57,155	$ 57,155
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514